Exhibit 23.4

December 20, 2011

CONSENT OF MICHAEL J. LICCAR & COMPANY, LLC

We hereby consent to the references to us under the headings “Gresham Performance Record” and “Experts” in this Registration Statement on Form S-1. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Michael J.Liccar & Company, LLC

Michael J.Liccar & Company, LLC
Chicago, Illinois

231 South LaSalle Street — Suite 650 — Chicago, Illinois 60604-1438

(312) 922 . 6600     (800) 922 . 6604     Fax (312) 922 - 0315

www.liccar.com